MGP Ingredients, Inc. Cray Business Plaza 100 Commercial St., P.O. Box 130 Atchison, Kansas 66002-0130 800.255.0302 www.mgpingredients.com

October 31, 2023

David Colo

    Re:     Retirement and Transition Agreement

Dear Dave,

This letter confirms receipt of the notice you provided on October 31, 2023 to the MGP Ingredients, Inc. (the “Company”) Board of Directors of your intention to retire from your position as President and Chief Executive Officer effective close of business December 31, 2023.

First of all, on behalf of the entire Board of Directors, we thank you for your service as our President and Chief Executive Officer and congratulate you on your upcoming retirement!

This letter agreement (hereafter the “Transition Agreement”) documents the terms of your continued employment with the Company effective as of January 1, 2024 (the “Transition Effective Date”). You agree that your employment with the Company pursuant to the Employment Agreement dated effective March 16, 2020, by and between you and the Company (the “Employment Agreement”), will end effective as of December 31, 2023 (the “Employment Agreement Termination Date”); provided, however, you acknowledge and agree that all commitments and obligations you have under the Employment Agreement that remain in effect during your continued employment with the Company and that survive the termination of your employment with the Company, including but not limited to the restrictions and obligations set forth in Sections 7 and 8 of the Employment Agreement (the “Continuing Obligations”), shall remain in full force and effect during and following the Transition Term (as defined below). As of the Transition Effective Date, your continued employment with the Company will be pursuant to this Transition Agreement.

The term of this Transition Agreement shall be for the period commencing on the Transition Effective Date and ending on April 30, 2024 (the “Transition Term”). For avoidance of doubt, you acknowledge and agree that you are not entitled to receive, and will not receive, any severance pay or benefits under the Employment Agreement or under any other Company plan or program related to your retirement or your ultimate separation from employment with the Company, except as provided in your equity award agreements or your right to vesting of RSUs in accordance with Section 6(d)(i)(G) of the Employment Agreement. However, for the sake of clarity, as a continuing employee through the Transition Term, you will remain eligible to receive payment of your 2023 STI award for performance in fiscal 2023 that will be paid in early 2024 and the grant to you of restricted stock units in early 2024 for your LTI award for performance year 2023, but you will not receive an STI award or LTI award for the 2024 performance year.

You agree that during the Transition Term you will remain employed by the Company in a senior advisor, non-officer capacity and make yourself reasonably available to the Company, on an as needed basis as reasonably requested by the Company’s Chief Executive Officer or any member of the Board of Directors, to respond to questions and otherwise reasonably assist with matters involving the Company from time to time in furtherance of the Company’s CEO transition (the
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“Transition Services”). The Company will pay you, as sole compensation for your continued employment during the Transition Term, a monthly salary of $70,333, less applicable withholdings (the “Transition Salary”), which will be paid to you in installments in accordance with the Company’s standard payroll schedule during the Transition Term. During the Transition Term, you will continue to be eligible for employee benefits provided to Company employees, subject to the terms and conditions of the applicable employee benefit plans and programs.

You agree that during the Transition Term you shall have no business relationships, employment relationships or consulting obligations in conflict or interfere with your Continuing Obligations or your performance of obligations to the Company as set forth herein.

Consistent with your ongoing obligations under the Employment Agreement, you agree that during the Transition Term and thereafter you will take all reasonable steps to keep secret and to treat confidentially, and not to permit any other person or entity to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other person or entity, nor use in any manner for yourself or any other person’s or entity’s purposes or benefit, any information that qualifies as Protected Information (as defined in the Employment Agreement), and not to use or aid others in using any such Protected Information for any purpose except: (1) in furtherance of the performance of the Services, or (2) to the extent that disclosure is required by law.

During the Transition Term, you shall have no authority or right, express or implied, to assume or create any obligation or responsibility on behalf of the Company or to bind the Company in any manner without the express authorization of the Company, and you agree not to represent the contrary, either expressly or implicitly, to anyone.

This Transition Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of law provisions) of the State of Kansas.

This Transition Agreement contains the entire agreement and understanding between the Company and you with respect to your continued employment with the Company following the Transition Effective Date. This Transition Agreement may not be modified or amended except in a written amendment signed by you and an authorized representative of the Company.

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Sincerely,

/s/ Karen Seaberg

Karen Seaberg
Board Chair

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this Transition Agreement as set forth above.

/s/ David J. Colo                        Date: 10/31/2023
David Colo

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